Exhibit 3.1

ARTICLES OF INCORPORATION

of

WIRELESS ATTACHMENTS, INC.

Pursuant to the provisions of the Colorado Business Corporation Act, Sections 7-110-105 and 107(1), C.R.S. 1994, as amended, the undersigned adopt the following Articles of Incorporation.

FIRST: The name of the corporation is Wireless Attachments, Inc.

SECOND: The purposes for which the corporation is organized and its powers are as follows:

A. To engage in any lawful business or activity for which corporations may be organized under the laws of the State of Colorado; and

B. To have, enjoy, and exercise all of the rights, powers, and privileges conferred upon corporation incorporated pursuant to Colorado law, whether now or hereafter in effect, and whether or not herein specifically mentioned.

THIRD: The aggregate number of shares which the corporation shall have authority to issue is 500,000,000 of which 250,000,000 shall be designated as common stock, $0.0001 par value per share and 250,000,000 shall be designated at preferred stock, $0.0001 par value per share.

Common Stock.

(a) The holders of common stock shall have and possess all rights as shareholders of the corporation except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the outstanding preferred stock. All common stock, when duly issued, shall be fully paid and nonassessable. The holders of common stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

(b) Each shareholder of record shall have one vote for each share of stock standing in his name on the books of the corporation and entitled to vote, except that in the election of directors each shareholder of common stock shall have as many votes for each share held by him as there are directors to be elected by the common shareholders and for whose election the shareholder has a right to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

(c) The holders of the shares of common stock shall be entitled to receive the net assets of the Corporation upon dissolution or liquidation, subject to the payment of any preferences thereto applicable to outstanding preferred stock.

Preferred Stock. The Corporation may divide and issue the preferred stock in series. Preferred shares of each series when issued shall be designated to distinguish them from the shares of all other series. The board of directors hereby is expressly vested with authority to divide the class of preferred stock into series and to fix and determine the relative rights, limitations and preferences of the shares of any such series so established to the full extent permitted by these Articles of Incorporation and the laws of the state of Colorado in respect of the following:

(a) The number of shares to constitute such series, and the distinctive designations thereof;

(b) The rate and preference of any dividends and the time of payment of any dividends, whether dividends are cumulative and the date from which any dividends shall accrue;

(c) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(d) The amount payable upon shares in event of involuntary liquidation;

(e) The amount payable upon shares in event of voluntary liquidation;

(f) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(g) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(h) Voting rights, if any; and

(i) Any other relative rights and preferences of shares of such series, including without limitation any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

FOURTH: The street address of the initial registered office of the corporation is 2789 S. Lamar Street, Denver, Colorado 80227 and the name of the initial registered agent at such address is Steve Sinohui.

FIFTH: The address of the initial principal office of the corporation is 2789 S. Lamar Street, Denver, Colorado 80227.

SIXTH: The corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, a board of directors. The number of directors of the corporation shall be fixed by the bylaws, or if the bylaws fail to fix such a number, then by resolution adopted from time to time by the board of directors. The following person is elected to serve as the corporation’s initial director until the first annual meeting of shareholders or until his successors are duly elected and qualified:

NAME	ADDRESS
Steve Sinohui	2789 S. Lamar Street Denver, Colorado 80227

SEVENTH: Cumulative voting shall not be permitted in the election of directors or otherwise.

EIGHTH: The shareholders shall not have preemptive rights to the extent permitted by the laws of the State of Colorado.

NINTH: A majority of the votes entitled to be cast on any matter by each voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on that matter at any meeting of shareholders.

TENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

A. Conflicting Interest Transactions. As used in this paragraph, "conflicting interest transactions" means any of the following: (i) a loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest; (ii) a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; or (iii) a contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest. No conflicting interest transaction shall be void or voidable, be enjoined, be set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the corporation's board of directors or of the committee of the board of directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director's vote is counted for such purpose, if: (a) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than quorum; or (b) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (c) a conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

B. Loans and Guarantees for the Benefit of Directors. Neither the board of directors nor any committee thereof shall authorize a loan by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest, or a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest, until at least ten days written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders. The requirements of this subparagraph B are in addition to, and not in substitution for, the provisions of subparagraph A of this Article.

C. Indemnification. The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

D. Limitation on Director's Liability. No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for beach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes, Section 7-106-401 or the Articles of Incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes, Section 7-108-401, provided that the personal liability of a director in this circumstances shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes, Section 7-106-401 or the Articles of Incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

E. Negation of Equitable Interests in Shares or Rights. Unless a person is recognized as a shareholder through procedures established by the corporation pursuant to Colorado Revised Statutes, Section 7-107-204 or any similar law, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes permitted by the Colorado Business Corporation Act, including without limitation all rights deriving from such shares, and the corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares on the part of any other person including without limitation, a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the corporation shall have either actual or constructive notice of the claimed interest of such other person. By way of example and not of limitation, until such other person has become the registered holder of such shares or is recognized pursuant to Colorado Revised Statutes, Section 7-107-204 or any similar applicable law, he shall not be entitled: (i) to receive notice of the meetings of the shareholders; (ii) to vote at such meetings; (iii) to examine a list of the shareholders; (iv) to be paid dividends or other distributions payable to shareholders; or (v) to own, enjoy and exercise any other rights deriving from such shares against the corporation. Nothing contained herein will be construed to deprive any beneficial shareholder, as defined in Colorado Revised Statutes, Section 7-113-101(1), of any right he may have pursuant to Article 113 of the Colorado Business Corporation Act or any subsequent law.

ELEVENTH: Any action required or permitted by the Colorado Business Corporation Act (“Act”) to be taken at a shareholders’ meeting may be taken without a meeting of shareholders if shareholders holding shares entitled to not less than the minimum votes that would have been required to take the action at a shareholders’ meeting consent to such action in writing in accordance with the requirements of Section 7-107-104 of the Act.

IN WITNESS WHEREOF, the undersigned has signed these Articles of Incorporation this 22nd day of September, 2010.

/s/ Steve S. Sinohui Steve S. Sinohui, Corporate Secretary